Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Dan Bachus

Chief Financial Officer

Grand Canyon Education, Inc.

602-639-6648

Dan.bachus@gcu.edu

Media Contact:

Bob Romantic

Grand Canyon Education, Inc.

602-639-7611

Bob.romantic@gcu.edu

GRAND CANYON EDUCATION, INC. REPORTS

FIRST QUARTER 2017 RESULTS

ARIZONA, May 4, 2017—Grand Canyon Education, Inc. (NASDAQ: LOPE), a comprehensive regionally accredited university that offers over 200 graduate and undergraduate degree programs, emphases and certificates across nine colleges both online and on ground at its over 260 acre campus in Phoenix, Arizona, today announced financial results for the quarter ended March 31, 2017.

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Grand Canyon Education, Inc. Reports First Quarter 2017 Results

For the three months ended March 31, 2017:

•	Net revenue increased 9.4% to $248.2 million for the first quarter of 2017, compared to $227.0 million for the first quarter of 2016.

•	End-of-period enrollment increased 11.0% to 83,352 at March 31, 2017, from 75,096 at March 31, 2016, as ground enrollment increased 12.0% to 15,857 at March 31, 2017, from 14,158 at March 31, 2016 and online enrollment increased 10.8% to 67,495 at March 31, 2017, from 60,938 at March 31, 2016.

•	Operating income for the first quarter of 2017 was $76.6 million, an increase of 11.6% as compared to $68.7 million for the same period in 2016. The operating margin for the first quarter of 2017 was 30.9%, compared to 30.3% for the same period in 2016. Operating income and the operating margin for the first quarter of 2016, excluding legal and other professional fees incurred related to the proposed conversion back to a not for profit status, was $69.9 million and 30.8% for the first quarter of 2016.

•	The University recognized $1.8 million during the first three months of 2016 on its proportional share of equity interest income related to our ownership interest in LoudCloud. No similar amounts were recognized in the first three months of 2017.

•	The tax rate in the first quarter of 2017 was 26.5% compared to 38.0% in the first quarter of 2016. The favorable variance in the effective tax rate year over year is due to our adoption of the share-based compensation standard in the first quarter of 2017, which resulted in the recognition of excess tax benefits from share-based compensation awards that vested or settled in 2017 in the consolidated income statement. The inclusion of excess tax benefits and deficiencies as a component of our income tax expense will increase volatility within our provision for income taxes as the amount of excess tax benefits or deficiencies from share-based compensation awards are dependent on our stock price at the date the restricted awards vest, our stock price on the date an option is exercised, and the quantity of options exercised. Our restricted stock vests in March each year so the favorable benefit will primarily impact the first quarter each year.

•	Net income increased 28.0% to $55.9 million for the first quarter of 2017, compared to $43.7 million for the same period in 2016.

•	Diluted net income per share was $1.16 for the first quarter of 2017, compared to $0.93 for the same period in 2016. Excluding not for profit transaction expenses and the gain of $1.8 million on the investment discussed above, net of taxes, diluted net income per share was $0.92 for the first quarter of 2016.

•	Adjusted EBITDA increased 11.6% to $92.9 million for the first quarter of 2017, compared to $83.3 million for the same period in 2016.

Balance Sheet and Cash Flow

The University financed its operating activities and capital expenditures during the three months ended March 31, 2017 and 2016 primarily through cash provided by operating activities. Our unrestricted cash and cash equivalents and investments were $170.1 million and $108.6 million at March 31, 2017 and December 31, 2016, respectively. Our restricted cash and cash equivalents at March 31, 2017 and December 31, 2016 were $70.3 million and $84.9 million, respectively. Additionally, the University’s amended credit facility provides a revolving line of credit in the amount of $150 million through December 2017 to be utilized for working capital, capital expenditures and other general corporate purposes. Indebtedness under the credit facility is secured by our assets and is guaranteed by certain of our subsidiaries. No amounts were drawn on the revolver as of March 31, 2017.

Net cash provided by operating activities for the three months ended March 31, 2017 was $109.7 million as compared to $86.9 million for the three months ended March 31, 2016. The increase in cash generated from operating activities between the three months ended March 31, 2016 and the three months ended March 31, 2017 is primarily due to increased net income and the timing of income tax and employee related payments as well as changes in other working capital such as accounts payable and deferred revenue.

Net cash used in investing activities was $48.6 million and $56.0 million for the three months ended March 31, 2017 and 2016, respectively. Our cash used in investing activities was primarily related to the purchase of short-term investments and capital expenditures. Purchases of short-term investments net of proceeds of these investments was $19.0 million and $0.8 million during the three months ended March 31, 2017 and 2016, respectively. Capital expenditures were $21.7 million and $49.8 million for the three months ended March 31, 2017 and 2016, respectively. During the three-month period for 2017, capital expenditures primarily consisted of ground campus building projects such as the construction of an additional dormitory to support our growing traditional student enrollment, land acquisitions adjacent to our campus, as well as purchases of computer equipment, other internal use software projects and furniture and equipment to support our increasing employee headcount. Included in off-site development for 2017 is $7.9 million we spent to finish the building and parking garage in close proximity to our ground traditional campus. Employees that work in two leased office buildings in the Phoenix area were relocated to this new building by the end of 2016. During the three-month period for 2016, capital expenditures primarily consisted of ground campus building projects that started in late 2015 such as three more apartment style residence halls, a 170,000 square foot classroom building for our College of Science, Engineering and Technology, a student service center, and a fourth parking structure, as well as land purchases adjacent to or near our Phoenix campus, and purchases of computer equipment, other internal use software projects and furniture and equipment to support our increasing employee headcount. Included in off-site development during 2016 is $7.7 million related to the off-site office building and parking garage. In addition, during the first quarter of 2016, we received a $1.8 million distribution related to our ownership interest in LoudCloud upon its sale to a third party.

Net cash used in financing activities was $33.1 million and $18.0 million for the three months ended March 31, 2017 and 2016, respectively. During the three-month period for 2017, $25.0 million was used to repay the revolving line of credit, $9.5 million was used to purchase common shares withheld in lieu of income taxes resulting from restricted share awards and principal payments on notes payable and capital leases totaled $1.7 million, which amounts were partially offset by proceeds from the exercise of stock options of $3.1 million. During the three-month period for 2016, $14.6 million was used to purchase treasury stock in accordance with the University’s share repurchase program and $4.6 million was used to purchase common shares withheld in lieu of income taxes resulting from restricted share awards while principal payments on notes payable and capital leases totaled $2.1 million and debt issuance costs for the increase in our revolving line of credit totaled $0.2 million, partially offset by proceeds from the exercise of stock options of $3.5 million.

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Grand Canyon Education, Inc. Reports First Quarter 2017 Results

2017 Outlook by Quarter

Q2 2017:	Net revenue of $212.7 million; Target Operating Margin 22.4%; Diluted EPS of $0.68 using 48.3 million diluted shares; student counts of 73,700
Q3 2017:	Net revenue of $228.7 million; Target Operating Margin 24.4%; Diluted EPS of $0.73 using 48.6 million diluted shares; student counts of 89,900
Q4 2017:	Net revenue of $266.2 million; Target Operating Margin 31.9%; Diluted EPS of $1.07 using 48.9 million diluted shares; student counts of 88,600
Full Year 2017:	Net revenue of $955.8 million; Target Operating Margin 27.7%; Diluted EPS of $3.64 using 48.5 million diluted shares

Forward-Looking Statements

This news release contains “forward-looking statements” which include information relating to future events, future financial performance, strategies expectations, competitive environment, regulation, and availability of resources. These forward-looking statements include, without limitation, statements regarding: projections, predictions, expectations, estimates, and forecasts as to our business, financial and operating results, and future economic performance, as well as; and statements of management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: our failure to comply with the extensive regulatory framework applicable to our industry, including Title IV of the Higher Education Act and the regulations thereunder, state laws and regulatory requirements, and accrediting commission requirements; the ability of our students to obtain federal Title IV funds, state financial aid, and private financing; risks associated with changes in applicable federal and state laws and regulations and accrediting commission standards, including pending rulemaking by the Department of Education; potential damage to our reputation or other adverse effects as a result of negative publicity in the media, in the industry or in connection with governmental reports or investigations, lawsuits, or otherwise, affecting us or other companies in the for-profit postsecondary education sector; our ability to properly manage risks and challenges associated with strategic initiatives, including the expansion of our campus, potential acquisitions of, or investments in, new businesses, acquisitions of new properties, or the development of new campuses; our ability to hire and train new, and develop and train existing, employees and faculty; the pace of growth of our enrollment; our ability to convert prospective students to enrolled students and to retain active students; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis; industry competition, including competition for students and for qualified executives and other personnel; risks associated with the competitive environment for marketing our programs; failure on our part to keep up with advances in technology that could enhance the online experience for our students; the extent to which obligations under our credit agreement, including the need to comply with restrictive and financial covenants and to pay principal and interest payments, limits our ability to conduct our operations or seek new business opportunities; our ability to manage future growth effectively; general adverse economic conditions or other developments that affect job prospects of our students; and other factors discussed in reports on file with the Securities and Exchange Commission.

Forward-looking statements speak only as of the date the statements are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

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Grand Canyon Education, Inc. Reports First Quarter 2017 Results

Conference Call

Grand Canyon Education, Inc. will discuss its first quarter 2017 results and 2017 outlook during a conference call scheduled for today, May 4, 2017 at 4:30 p.m. Eastern time (ET). To participate in the live call, investors should dial 877-577-1769 (domestic and Canada) or 706-679-7806 (international), passcode 5377220 at 4:25 p.m. (ET). The Webcast will be available on the Grand Canyon Education, Inc. Web site at www.gcu.edu.

A replay of the call will be available approximately two hours following the conclusion of the call, at 855-859-2056 (domestic) or 404-537-3406 (international), passcode 5377220. It will also be archived at www.gcu.edu in the investor relations section for 60 days.

About Grand Canyon Education, Inc.

Grand Canyon Education, Inc. is a comprehensive regionally accredited university that offers over 200 graduate and undergraduate degree programs, emphases and certificates across nine colleges both online and on ground at our over 260 acre campus in Phoenix, Arizona, at leased facilities and at facilities owned by third party employers of our students. We are committed to providing an academically rigorous educational experience with a focus on professionally relevant programs that meet the objectives of our students. Our undergraduate programs are designed to be innovative and meet the future needs of employers while providing students with the needed critical thinking and effective communication skills developed through a Christian-oriented, liberal arts foundation. We offer master and doctoral degrees in contemporary fields that are designed to provide students with the capacity for transformational leadership in their chosen industry, emphasizing the immediate relevance of theory, application, and evaluation to promote personal and organizational change. Approximately 83,400 students were enrolled as of March 31, 2017. For more information about Grand Canyon Education, Inc., please visit http://www.gcu.edu.

Grand Canyon Education, Inc. is regionally accredited by The Higher Learning Commission, Grand Canyon University, 3300 W. Camelback Road, Phoenix, AZ 85017, www.gcu.edu.

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Grand Canyon Education, Inc. Reports First Quarter 2017 Results

GRAND CANYON EDUCATION, INC.

Consolidated Income Statements

(Unaudited)

	Three Months Ended March 31,
	2017	2016
(In thousands, except per share data)
Net revenue	$248,206	$226,958
Costs and expenses:
Instructional costs and services	102,574	94,654
Admissions advisory and related	31,972	29,544
Advertising	24,631	21,107
Marketing and promotional	2,460	2,242
General and administrative	9,941	10,720

Total costs and expenses	171,578	158,267

Operating income	76,628	68,691
Interest expense	(580)	(329)
Interest and other income	2	2,048

Income before income taxes	76,050	70,410
Income tax expense	20,138	26,745

Net income	$55,912	$43,665

Earnings per share:
Basic income per share	$1.20	$0.96

Diluted income per share	$1.16	$0.93

Basic weighted average shares outstanding	46,748	45,622

Diluted weighted average shares outstanding	48,070	46,860

Grand Canyon Education, Inc. Reports First Quarter 2017 Results

GRAND CANYON EDUCATION, INC.

Adjusted EBITDA

Adjusted EBITDA is defined as net income plus interest expense net of interest income, plus income tax expense, and plus depreciation and amortization (EBITDA), as adjusted for (i) the amortization of prepaid royalty payments recorded in conjunction with a settlement of a dispute with our former owner; (ii) contributions to Arizona school tuition organizations in lieu of the payment of state income taxes; (iii) share-based compensation and (iv) one-time, unusual charges or gains, such as litigation and regulatory reserves, impairment charges and asset write-offs, and exit or lease termination costs. We present Adjusted EBITDA because we consider it to be an important supplemental measure of our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA, and our loan agreement requires us to comply with covenants that include performance metrics substantially similar to Adjusted EBITDA. All of the adjustments made in our calculation of Adjusted EBITDA are adjustments to items that management does not consider to be reflective of our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period and does not consider the items for which we make adjustments (as listed above) to be reflective of our core performance.

We believe Adjusted EBITDA allows us to compare our current operating results with corresponding historical periods and with the operational performance of other companies in our industry because it does not give effect to potential differences caused by variations in capital structures (affecting relative interest expense, including the impact of write-offs of deferred financing costs when companies refinance their indebtedness), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the book amortization of intangibles (affecting relative amortization expense), and other items that we do not consider reflective of underlying operating performance. We also present Adjusted EBITDA because we believe it is frequently used by securities analysts, investors, and other interested parties as a measure of performance.

In evaluating Adjusted EBITDA, investors should be aware that in the future we may incur expenses similar to the adjustments described above. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine, or non-recurring. Adjusted EBITDA has limitations as an analytical tool in that, among other things it does not reflect:

•	cash expenditures for capital expenditures or contractual commitments;

•	changes in, or cash requirements for, our working capital requirements;

•	interest expense, or the cash required to replace assets that are being depreciated or amortized; and

•	the impact on our reported results of earnings or charges resulting from the items for which we make adjustments to our EBITDA, as described above and set forth in the table below.

In addition, other companies, including other companies in our industry, may calculate these measures differently than we do, limiting the usefulness of Adjusted EBITDA as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered as a substitute for net income, operating income, or any other performance measure derived in accordance with and reported under GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We compensate for these limitations by relying primarily on our GAAP results and only use Adjusted EBITDA as a supplemental performance measure.

The following table provides a reconciliation of net income to Adjusted EBITDA, which is a non-GAAP measure for the periods indicated:

	Three Months Ended March 31,
	2017	2016
	(Unaudited, in thousands)
Net income	$55,912	$43,665
Plus: interest expense net of interest and other income	578	(1,719)
Plus: income tax expense	20,138	26,745
Plus: depreciation and amortization	13,193	10,393

EBITDA	89,821	79,084

Plus: royalty to former owner	74	74
Plus: fixed asset write-offs	122	55
Plus: costs related to proposed conversion back to a non-profit status	—	1,167
Plus: share-based compensation	2,931	2,898

Adjusted EBITDA	$92,948	$83,278

Grand Canyon Education, Inc. Reports First Quarter 2017 Results

GRAND CANYON EDUCATION, INC.

Consolidated Balance Sheets

ASSETS:	March 31,	December 31,
(In thousands, except par value)	2017	2016
Current assets	(Unaudited)
Cash and cash equivalents	$88,541	$45,976
Restricted cash and cash equivalents	70,342	84,931
Investments	81,557	62,596
Accounts receivable, net	9,026	9,999
Income tax receivable	4,829	4,686
Other current assets	23,627	21,880

Total current assets	277,922	230,068
Property and equipment, net	870,289	855,528
Prepaid royalties	2,985	3,059
Goodwill	2,941	2,941
Other assets	1,123	897

Total assets	$1,155,260	$1,092,493

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities
Accounts payable	$24,114	$24,824
Accrued compensation and benefits	20,670	19,697
Accrued liabilities	23,704	21,283
Income taxes payable	19,531	2,734
Student deposits	70,716	85,881
Deferred revenue	69,759	40,739
Current portion of notes payable	6,651	31,636

Total current liabilities	235,145	226,794
Other noncurrent liabilities	1,606	1,689
Deferred income taxes, noncurrent	27,043	23,708
Notes payable, less current portion	64,943	66,616

Total liabilities	328,737	318,807

Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000 shares authorized; 0 shares issued and outstanding at March 31, 2017 and December 31, 2016	—	—
Common stock, $0.01 par value, 100,000 shares authorized; 51,939 and 51,509 shares issued and 47,829 and 47,559 shares outstanding at March 31, 2017 and December 31, 2016, respectively	519	515
Treasury stock, at cost, 4,110 and 3,950 shares of common stock at March 31, 2017 and December 31, 2016, respectively	(98,910)	(89,394)
Additional paid-in capital	218,667	212,559
Accumulated other comprehensive loss	(522)	(910)
Retained earnings	706,769	650,916

Total stockholders’ equity	826,523	773,686

Total liabilities and stockholders’ equity	$1,155,260	$1,092,493

Grand Canyon Education, Inc. Reports First Quarter 2017 Results

GRAND CANYON EDUCATION, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended March 31,
(In thousands)	2017	2016
Cash flows provided by operating activities:
Net income	$55,912	$43,665
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	2,931	2,898
Provision for bad debts	4,383	4,520
Depreciation and amortization	13,267	10,467
Deferred income taxes	3,723	2,710
Other	122	(1,694)
Changes in assets and liabilities:
Accounts receivable	(3,410)	(3,676)
Prepaid expenses and other	(2,112)	404
Accounts payable	1,042	(7,014)
Accrued liabilities and employee related liabilities	3,381	6,845
Income taxes receivable/payable	16,654	21,927
Deferred rent	(92)	(236)
Deferred revenue	29,020	19,699
Student deposits	(15,165)	(13,605)

Net cash provided by operating activities	109,656	86,910

Cash flows used in investing activities:
Capital expenditures	(21,729)	(49,781)
Purchases of land, building and golf course improvements related to off-site development	(7,898)	(7,718)
Proceeds received from note receivable	—	501
Return of equity method investment	—	1,749
Purchases of investments	(26,532)	(13,688)
Proceeds from sale or maturity of investments	7,571	12,924

Net cash used in investing activities	(48,588)	(56,013)

Cash flows used in financing activities:
Principal payments on notes payable and capital lease obligations	(1,698)	(2,133)
Debt issuance costs	—	(194)
Net borrowings from revolving line of credit	(25,000)	—
Repurchase of common shares including shares withheld in lieu of income taxes	(9,516)	(19,175)
Net proceeds from exercise of stock options	3,122	3,459

Net cash used in financing activities	(33,092)	(18,043)

Net increase in cash and cash equivalents and restricted cash	27,976	12,854
Cash and cash equivalents and restricted cash, beginning of period	130,907	98,420

Cash and cash equivalents and restricted cash, end of period	$158,883	$111,274

Supplemental disclosure of cash flow information
Cash paid for interest	$674	$332
Cash paid for income taxes	$438	$1,715
Supplemental disclosure of non-cash investing and financing activities
Purchases of property and equipment included in accounts payable	$5,993	$23,161
Tax benefit of Spirit warrant intangible	$—	$63
Shortfall tax expense from share-based compensation	$—	$252

Grand Canyon Education, Inc. Reports First Quarter 2017 Results

The following is a summary of our student enrollment at March 31, 2017 and 2016 by degree type and by instructional delivery method:

	2017(1)		2016(1)
	# of Students	% of Total	# of Students	% of Total
Graduate degrees(2)	34,962	41.9%	30,519	40.6%
Undergraduate degree	48,390	58.1%	44,577	59.4%

Total	83,352	100.0%	75,096	100.0%

	2017(1)		2016(1)
	# of Students	% of Total	# of Students	% of Total
Online(3)	67,495	81.0%	60,938	81.1%
Ground(4)	15,857	19.0%	14,158	18.9%

Total	83,352	100.0%	75,096	100.0%

(1)	Enrollment at March 31, 2017 and 2016 represents individual students who attended a course during the last two months of the calendar quarter. Included in enrollment at March 31, 2017 and 2016 are students pursuing non-degree certificates of 1,086 and 927, respectively.
(2)	Includes 7,441 and 6,648 students pursuing doctoral degrees at March 31, 2017 and 2016, respectively.
(3)	As of March 31, 2017 and 2016, 49.9% and 48.5%, respectively, of our working adult students (online and professional studies students) were pursuing graduate degrees.
(4)	Includes both our traditional on-campus ground students, as well as our professional studies students.